                                                                   Exhibit 10.31


                                 LEASE AGREEMENT

                                 by and between

                         BOLT (DE) LIMITED PARTNERSHIP,
                         a Delaware limited partnership

                                   as LANDLORD

                                       and

                               TRUSERV CORPORATION

                             a Delaware corporation,

                                    as TENANT

                             Premises:  1.  Kingman, Arizona
                                        2.  Springfield, Oregon
                                        3.  Fogelsville, Pennsylvania

                         Dated as of: December 26, 2002

                                TABLE OF CONTENTS

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                                                                                         Page
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
1.   Demise of Premises...............................................................     1

2.   Certain Definitions..............................................................     1

3.   Title and Condition; Single Lease Transaction....................................    10

4.   Use of Leased Premises; Quiet Enjoyment..........................................    12

5.   Term.............................................................................    13

6.   Basic Rent.......................................................................    15

7.   Additional Rent..................................................................    15

8.   Net Lease: Non-Terminability.....................................................    16

9.   Payment of Impositions...........................................................    17

10.  Compliance with Laws and Easement Agreements; Environmental Matters..............    18

11.  Liens; Recording.................................................................    20

12.  Maintenance and Repair...........................................................    21

13.  Alterations and Improvements.....................................................    21

14.  Permitted Contests...............................................................    23

15.  Indemnification..................................................................    23

16.  Insurance........................................................................    25

17.  Casualty and Condemnation........................................................    28

18.  Termination Events...............................................................    30

19.  Restoration......................................................................    31

20.  Intentionally Omitted............................................................    32

21.  Assignment and Subletting: Prohibition against Leasehold Financing...............    32

22.  Events of Default................................................................    35

23.  Remedies and Damages Upon Default................................................    37

24.  Notices..........................................................................    42

25.  Estoppel Certificate.............................................................    42

26.  Surrender........................................................................    42

27.  No Merger of Title...............................................................    43

28.  Books and Records................................................................    43

29.  Intentionally Omitted............................................................    44

30.  Non-Recourse as to Landlord......................................................    44

31.  Financing........................................................................    44

32.  Subordination, Non-Disturbance and Attornment....................................    44

33.  Tax Treatment; Reporting.........................................................    45

34.  Miscellaneous....................................................................    46

EXHIBITS

         Exhibit "A"   - Land
         Exhibit "B"   - Fixtures
         Exhibit "C"   - Schedule of Permitted Encumbrances
         Exhibit "D"   - Rent Schedule
         Exhibit "E"   - Form of Subordination, Non-disturbance and Attornment
                         Agreement
         Exhibit "F"   - Premises Percentage Allocation of Basic Rent
         Exhibit "G"   - Patriot's Act Certification
         Exhibit "H"   - Post-closing Obligations

      LEASE AGREEMENT, made as of this 26th day of December, 2002, between BOLT
(DE) LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and TRUSERV CORPORATION, a Delaware corporation ("Tenant") with an address at 8600 West Bryn Mawr Avenue, Chicago, Illinois 60631.

      In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree, with the intent to be legally bound, as follows:

            1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Arizona Premises", "Oregon Premises", "Pennsylvania Premises": (a) the land described in Exhibit "A" attached hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings containing approximately 1,459,793 square feet in the aggregate, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Fixtures").

            2. Certain Definitions.

                  "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

                  "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises that Landlord is required to maintain, replace and/or repair pursuant to any Legal Requirement or Permitted Encumbrance.

                  "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

                  "Affiliate Leases" shall mean that certain lease agreement by and between Wrench (DE) Limited Partnership and Tenant with respect to property situate in Corsicana, Texas and Woodland, California dated as of the date of this Lease and that certain lease agreement by and between Hammer (DE) Limited Partnership and Tenant with respect to property situate in Jonesboro, Georgia and Kansas City, Missouri also dated as of the date of this Lease each as amended from time to time.

                  "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations or removals of and all substitutions or replacements for any of the Improvements or Fixtures, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                  "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement, (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land, and (c) all water, irrigation and drainage rights (whether riparian, appropriative or otherwise) and all electrical users' rights, in or relating to or used in connection with the Land; all shares of stock evidencing any such rights; and all fixtures and equipment used for production or distribution of water or electricity in connection with any use of the Land.

                  "Assignment" shall mean any first priority assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                  "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

                  "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

                  "Bifurcated Lease" shall mean Bifurcated Lease as defined in Paragraph 21(a)(i).

                  "Bifurcated Premises" shall mean Bifurcated Premises as defined in Paragraph 21(a)(i).

                  "Business Day" shall mean any weekday, except for a national holiday or a day on which national banks are closed in either Illinois or New York.

                  "Casualty" shall mean any damage to or destruction of or which affects the Leased Premises or Adjoining Property.

                  "Closing Agreement" shall mean that certain Closing Agreement by and between Tenant and Landlord dated as of the date hereof.

                  "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

                  "Competitor" shall mean any Person whose primary business is and who receives at least 10% of its revenues from the operation of a hardware cooperative or the wholesale or retail sale or distribution of home improvement and/or hardware products.

                  "Complete Assignment" shall mean Complete Assignment as defined in Paragraph 21(a)(i).

                  "Condemnation" shall mean a Taking.

                  "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                  "Control Event" shall mean the failure by Tenant to perform and observe, or a violation or breach of, Paragraphs 4(a), 4(c), 8(d), 10 (except with respect to an Environmental Violation caused by any subtenant or Person who is not controlled by or in control of or under common control with Tenant or any Environmental Violation that Tenant is diligently endeavoring to cure but fails to cure within the cure period specified in Paragraph

22(b)), 11, 12, 13, 14, 15, 16 (except for insurance required under Paragraph 16(a) that cannot be obtained from any insurance carrier at any cost despite Tenant's best efforts), 17, 19, 21, 24, 25, 26, 28, 31, 32, 34(l).

                  "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, reasonable attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                  "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                  "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises.

                  "Environmental Law" shall mean (i) whether in effect as of the Commencement Date or thereafter enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                  "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or which could reasonably be anticipated to result in any liability to Landlord, Tenant or

Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under, within or migrating from the Leased Premises in violation of any Environmental Law which could reasonably be anticipated to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could reasonably be anticipated to result in a creation of a lien on any Related Premises as a result of any violation of any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

                  "Escrow Charges" shall mean Escrow Charges as defined in Paragraph 9.

                  "Escrow Payment" shall mean Escrow Payment as defined in Paragraph 9.

                  "Fitch" shall mean Fitch, Inc.

                  "Fixtures" shall mean the Fixtures as defined in Paragraph 1.

                  "Environmental Violation Extension Term" shall mean Environmental Violation Extension Term as defined in Paragraph 10(e).

                  "Estoppel Certificate" shall mean Estoppel Certificate as defined in Paragraph 25.

                  "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

                  "Expiration Date" shall mean Expiration Date as defined in Paragraph 5.

                  "Fair Market Rent" shall mean Fair Market Rent as defined in Paragraph 5(b).

                  "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                  "Fixtures" shall mean the Fixtures as defined in Paragraph 1.

                  "GAAP" shall mean GAAP as defined in Paragraph 28.

                  "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                  "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                  "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

                  "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

                  "Improvements" shall mean the Improvements as defined in Paragraph 1.

                  "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Lease.

                  "Investment Grade Rating" means any of the following: (a) an unsecured senior debt rating of Baa2 or better from Moody's, (b) an unsecured senior debt rating of BBB or better by S&P or Fitch, or (c) if none of the Rating Agencies furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender.

                  "Land" shall mean the Land as defined in Paragraph 1.

                  "Late Charge" shall mean Late Charge as defined in Paragraph 7(a)(ii).

                  "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                  "Lease" shall mean this Lease Agreement.

                  "Lease Bifurcation" shall mean Lease Bifurcation as defined in Paragraph 21(a)(i).

                  "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth

(12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term, except that for the purposes of calculating Basic Rent in the thirtieth (30th) Lease Year the thirtieth (30th) Lease Year shall be eleven (11) months.

                  "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1, except for Affected Premises and Bifurcated Premises after termination of this Lease with respect thereto.

                  "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to any of the Leased Premises or Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or Related Premises or requires Tenant to carry insurance other than as required by this Lease.

                  "Lender" shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note secured by a Mortgage, or, if more than one
Note is secured by a Mortgage, then Lender shall mean the agent or trustee for such Note holders, provided that, in each case, Landlord has identified such Lender in a written notice to Tenant together with contact information for such Lender.

                  "Limited Remedy Default" shall mean an Event of Default specified in the following clauses of Paragraph 22(a): clause (ii) unless such default is a Control Event, clause (iii) if the misrepresentation is with respect to the last sentence of Paragraph A.2 of the Closing Agreement, the first sentence of Paragraph A.3 or the first sentence of Paragraph A.7 of the Closing Agreement, clause (iv), clause (v), clause (viii) or clause (xiv) unless such default is not a Limited Remedy Default under either of the Affiliated Leases.

                  "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                  "Major Alteration" means any structural, or series of related Alterations, other than a Major Replacement, which will cost more than $750,000.

                  "Major Replacement" means any structural repair or structural replacement which will cost more than $750,000.

                  "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord or to any third party on behalf of Landlord.

                  "Moody's" shall mean Moody's Investors Services, Inc.

                  "Mortgage" shall mean any first priority mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

                  "Non-Preapproved Assignee" shall mean Non-Preapproved Assignee as defined in Paragraph 21(a)(ii).

                  "Non-Preapproved Assignment" shall mean Non-Preapproved Assignment as defined in Paragraph 21(a)(ii).

                  "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Partial Assignment" shall mean Partial Assignment as defined in Paragraph 21(a)(i).

                  "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

                  "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

                  "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                  "Permitted Violations" shall mean Permitted Violations as defined in Paragraph 14.

                  "Person" shall mean an individual, partnership, association, corporation, limited liability company, governmental entity or other entity.

                  "Pre-Approved Alteration" means (a) any non-structural Alteration, (b) regardless of cost, the installation, removal or alteration of non-loadbearing interior partition walls, exterior fences or loading docks or the installation or alteration (but not the sealing) of dock doors, and (c) any other structural Alteration which will cost $750,000 or less provided that TruServ Corporation or a Preapproved Assignee is the Tenant of the Related Premises which is the subject of the Alteration.

                  "Preapproved Assignee" shall mean Preapproved Assignee as defined in Paragraph 21(a)(i).

                  "Preapproved Assignment" shall mean Preapproved Assignment as defined in Paragraph 21(a)(i).

                  "Preapproved Sublet" shall mean Preapproved Sublet as defined in Paragraph 21(b).

                  "Premises Percentage Allocation" shall mean the percentage allocated to each Related Premises in Exhibit "F" to this Lease as the same may be adjusted in accordance with the formula specified in Exhibit "F".

                  "Present Value" of any amount shall mean such amount discounted by seven (7%) percent per annum.

                  "Prime Rate" shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                  "Protected Sublease" shall mean Protected Sublease as defined in Paragraph 21(b)(ii).

                  "Protected Subtenant" shall mean Protected Subtenant as defined in Paragraph 21(b).

                  "Rating Agency" shall mean Moody's, S&P or Fitch.

                  "Related Premises" shall mean any one of the Arizona Premises, Oregon Premises, and Pennsylvania Premises.

                  "Remaining Obligations" shall mean Remaining Obligations as defined in Paragraph 18(c).

                  "Remaining Premises" shall mean the Related Premises which are not Affected Premises under Paragraph 18 or Bifurcated Premises under Paragraph 21.

                  "Renewal Date" shall mean Renewal Date as defined in Paragraph 5.

                  "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

                  "Rent" shall mean, collectively, Basic Rent and Additional
Rent.

                  "Requesting Party" shall mean Requesting Party as defined in Paragraph 25.

                  "Responding Party" shall mean Responding Party as defined in Paragraph 25.

                  "Restoration Fund" shall mean Restoration Fund as defined in Paragraph 19(a).

                  "Review Criteria" shall mean Review Criteria as defined in Paragraph 21(a)(ii).

                  "S&P" shall mean Standard & Poor's Corporation.

                  "Set-Off" shall mean Set-Off as defined in Paragraph 5.

                  "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

                  "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                  "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or
(b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor.

                  "Term" shall mean Term as defined in Paragraph 5.

                  "Termination Date" shall mean Termination Date as defined in Paragraph 18.

                  "Termination Event" shall mean Termination Event as defined in Paragraph 18.

                  "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

                  "Third Party Purchaser" shall mean Third Party Purchaser as defined in Paragraph 21 (g).

                  "Threshold Amount" shall mean (i) $500,000 if TruServ Corporation or a Preapproved Assignee is the Tenant and, (ii) in all other instances, $100,000.

                  "Warranties" shall mean Warranties as defined in Paragraph
3(d).

                  "Work" shall mean Work as defined in Paragraph 13(b).

            3. Title and Condition; Single Lease Transaction.


                  (a) The Leased Premises are demised and let subject to (i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                  (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS WHERE IS AND WITH ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR
(xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                  (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) Tenant has only a leasehold estate in the Leased Premises, as provided herein, and (ii) to the best of Tenant's knowledge, (A) except as set forth in the property condition reports, environmental reports, zoning reports or any other reports delivered to Landlord, the Improvements conform to all material Legal Requirements and all Insurance Requirements, (B) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (C) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (D) the Improvements have been completed in all material respects in a workmanlike manner of quality consistent with industry standards, and (E) all Fixtures necessary or appropriate for the use or operation of the Leased Premises have been installed and are presently operative in all material respects.

                  (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively "Warranties") which Landlord may have against any manufacturer, seller (other than Tenant), engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default. Tenant shall enforce all Warranties in accordance with their respective terms.

                  (e) TENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT TO CREATE, AND THAT THIS LEASE CONSTITUTES A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS AND FIXTURES INCLUDED IN EACH AND ALL OF THE RELATED PREMISES (WHEREVER LOCATED) AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THIS LEASE SHALL NOT BE (OR BE DEEMED TO BE) DIVISIBLE OR SEVERABLE INTO SEPARATE LEASES FOR ANY PURPOSE WHATSOEVER, AND TENANT, ON BEHALF OF ITSELF AND ANY TRUSTEE OR LEGAL REPRESENTATIVE UNDER THE FEDERAL BANKRUPTCY CODE OR ANY SIMILAR STATE INSOLVENCY PROCEEDING HEREBY, WAIVES ANY RIGHT TO CLAIM OR ASSERT A CONTRARY POSITION IN ANY ACTION OR PROCEEDING; IT BEING FURTHER UNDERSTOOD AND AGREED BY TENANT THAT THE PERCENTAGE ALLOCATION OF BASIC RENT AS SET FORTH ON EXHIBIT "F" HEREOF IS INCLUDED TO PROVIDE A FORMULA FOR RENT ADJUSTMENT, AND TO FACILITATE THE RIGHTS OF TENANT, EACH PREAPPROVED ASSIGNEE AND EACH PROTECTED SUBTENANT IN THE CASES OF ASSIGNMENT AND SUBLETTING, PARTIAL RENEWAL, CASUALTY, CONDEMNATION OR OTHER PROVISIONS WITH RESPECT TO AFFECTED PREMISES, BIFURCATED PREMISES, PROTECTED SUBLEASES AND LEASE TERMINATION UNDER CERTAIN CIRCUMSTANCES. ANY EVENT OF DEFAULT SHALL BE DEEMED TO BE AN EVENT OF DEFAULT WITH RESPECT TO THE ENTIRE LEASED PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT IN THIS PARAGRAPH 3(E) ARE MADE AS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR THE

FOREGOING AGREEMENTS AND WAIVERS BY TENANT, LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.

            4. Use of Leased Premises; Quiet Enjoyment.

                  (a) The Leased Premises may be used and occupied for any lawful purpose subject to the terms and conditions of this Paragraph 4. No Related Premises shall be used or occupied, nor shall Tenant or any assignee or subtenant do or permit anything to be done in or on any Related Premises leased by such Person in a manner which would (i) violate any Law, Legal Requirement or Permitted Encumbrance, the violation of which could reasonably be anticipated to adversely affect the ability to use, maintain or occupy the applicable Related Premises, (ii) take any action that would invalidate any insurance policy required under Paragraph 16, (iii) constitute waste of any Related Premises or in any way materially increases the risk of fire or other hazard arising out of the operation of any Related Premises relative to the risks arising from the use of the applicable Related Premises as the date hereof or impair the value of any Related Premises in any material respect, (iv) materially increase the risk of environmental damage, an Environmental Violation or danger to human health or the environment relative to the risk arising from the use of the applicable Leased Premises as of the date hereof, or (v) materially increase the wear and tear to the applicable Related Leased Premises relative to the wear and tear arising from the use of the applicable Related Premises as of the date hereof.

                  (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may after reasonable notice to Tenant, and, except as provided in Paragraph 10, at Landlord's sole expense unless an Event of Default exists, but in any event not less than (2) Business Days notice (except in the case of any emergency, in which event only advance telephonic notice shall be required) enter upon and examine any of the Leased Premises at such reasonable times during normal business hours as Landlord may request (but not more often than twice each Lease Year or at any time during the existence of an Event of Default) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, subject to such reasonable restrictions as Tenant may impose, showing the Leased Premises (or the applicable Related Premises) to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

                  (c) In no event shall any portion of the Leased Premises be used or occupied or permitted to be used or occupied for any of the following purposes: (i) any dumping, disposing, incineration or reduction of garbage (exclusive of appropriately screened dumpsters and/or recycling bins located in the rear of any building and garbage disposal in the ordinary course of business); (ii) any retail gas station; (iii) any central laundry or dry cleaning plant or laundromat; or (iv) any vehicle repair, other than truck or trailer repair in conjunction with the use of any Related Premises as a distribution facility.

            5. Term.

                  (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on December 31, 2022 (the "Expiration Date").

                  (b) Tenant shall have the option to extend the initial twenty
(20) year Term as to the entire Leased Premises or as to one or more of the Related Premises for up to two periods of, a first renewal term of nine years and eleven months and a second renewal term of ten (10) years (each, a "Renewal Term") beginning, respectively, on the day after the Expiration Date and the day after the date that is nine years and eleven months after the Expiration Date (each, a "Renewal Date"). Tenant shall notify Landlord in writing of its election to exercise the applicable option as to one or more of the Related Premises no later than twelve (12) months prior to the applicable Renewal Date, provided that the time within which Tenant is obligated to give notice of the exercise of its option with respect to the second Renewal Term for any applicable Related Premises shall be extended to the date which is 10 days after Fair Market Rent is determined for such Related Premises unless the delay in the determination thereof was caused by Tenant. The annual Basic Rent for the first six Lease Years of the first Renewal Term shall be the amount set forth on Exhibit "D" (adjusted to reflect any Related Premises no longer included in the Leased Premises during the first Renewal Term). The annual Basic Rent for the last four Lease Years of the first Renewal Term shall be the greater of (i) the amount set forth on Exhibit "D" (adjusted to reflect any Related Premises no longer included in the Leased Premises during the first Renewal Term) and (ii) the sum of the Fair Market Rent for each applicable Related Premises. The annual Basic Rent for the second Renewal Term shall be the sum of the annual Fair Market Rent for each applicable Related Premises during the second Renewal Term. In the event that the Fair Market Rent has not been determined in accordance with the terms of this Paragraph 5 prior to the commencement of the seventh Lease Year of the first Renewal Term, Tenant shall pay as Basic Rent the applicable amount set forth on Exhibit "D" until the Fair Market Rent is determined and upon such determination, any overpayment or underpayment, as the case may be, shall be promptly refunded to Landlord or Tenant, as the case may be. Six months prior to the commencement of the seventh Lease Year, Landlord and Tenant shall commence the procedure described below for the determination of Fair Market Rent. All of the provisions of this Lease, as the same may be amended, supplemented or modified shall apply during each Renewal Term (except that Tenant shall not have the right to any additional Renewal Terms). "Fair Market Rent" as used herein shall mean an amount of annual rent for the Related Premises for the last four Lease Years of the first Renewal Term and the second Renewal Term equivalent to the then-current fair market rate of annual effective net rentals received in the general market area in which the applicable Related Premises is located pursuant to an absolute net lease, for a similar lease term with respect to real property having comparable characteristics, including, but not limited to, age, location, condition and classification of the Improvements, existing parking facilities and for tenants with a financial condition similar to the then current financial condition of Tenant. The rental rate or other terms of any then existing sublease or subleases of the applicable Related Premises shall not be considered in establishing Fair Market Rent. In order to exercise its option to extend the Term for the second Renewal Term, Tenant shall first give Landlord written notice of Tenant's interest in doing so and requesting the determination of the Fair Market Rent for each applicable Related Premises for the second

Renewal Term ("Tenant's Interest Notice"). Tenant's Interest Notice shall be given not earlier than eighteen (18) months prior to the Renewal Date for the second Renewal Term, and not later than fifteen (15) months prior to the Renewal Date for the second Renewal Term. The latest date upon which Tenant may give the Tenant's Interest Notice is referred to as the "Interest Deadline Date." The Fair Market Rent for each applicable Related Premises for the last four years of the first Renewal Term and for the entire second Renewal Term shall be separately determined in accordance with the following procedure. The parties shall first attempt to agree on the Fair Market Rent for the last four Lease Years of the first Renewal Term or entire second Renewal Term, as the case may be. If the parties do not agree on the Fair Market Rent within fifteen (15) days following the receipt by Landlord of Tenant's Interest Notice or within fifteen
(15) days of either party determining that the parties are unable to agree on Fair Market Rent with respect to the last four Lease Years of the first Renewal Term, as applicable, then, within ten (10) days after the expiration of such fifteen (15)-day period, the parties shall attempt to agree upon an appraiser. If the parties agree upon an appraiser, the appraiser so selected shall determine the Fair Market Rent within thirty (30) days after selection. If the parties fail to so agree upon the selection of one such appraiser within such ten (10)-day period, then Tenant and Landlord shall each designate in a written notice to the other, within fifteen (15) Business Days from the end of such ten
(10)-day period, one appraiser to determine the Fair Market Rent. In the event either party fails to so select its own appraiser, the appraiser selected by the other party shall determine Fair Market Rent. If two appraisers are so selected, each appraiser shall independently determine the Fair Market Rent for such Related Premises and complete and forward to Landlord and Tenant its separate appraisal report within thirty (30) days after the expiration of such fifteen
(15)-business day period. Any appraisal report not so forwarded within such time period shall be excluded. If only one such report is timely forwarded, then the appraisal set forth therein shall be the Fair Market Rent. In the event the two reports are both timely forwarded and the lower appraisal is at least ninety percent (90%) of the higher appraisal, then the arithmetic mean of the two appraisals shall be the Fair Market Rent. In the event the lower appraisal is less than ninety percent (90%) of the higher appraisal then, within fifteen (15) business days after the end of such thirty (30)-day period, the two appraisers shall meet and select a third appraiser. In the event the two appraisers fail to so select a third appraiser, either party may obtain court appointment of such third appraiser. The third appraiser shall select one of the appraisals for each applicable Related Premises as most accurately determining Fair Market Rent for such Related Premises and promptly complete and forward its report to Landlord and Tenant. The Fair Market Rent determined in such selected appraisal shall be the Fair Market Rent for such Related Premises. All appraisers shall be members in good standing of the American Institute of Real Estate Appraisers or any organization succeeding thereto and shall have had not less than ten (10) years experience with commercial real estate of the type of such Related Premises in the location where such Related Premises is located. Tenant shall pay the fees of all appraisers.

                  (c) If Tenant does not exercise its option pursuant to Paragraph 5(b) to have the Term extended with respect to a Related Premises, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises, or in the event that the Term is not extended with respect to such Related Premises, for sale or reletting and to erect upon any of the Leased Premises signs (in size and content and in locations reasonably acceptable to Tenant) indicating such availability and (ii) show any of the Leased Premises, or the applicable Related Premises in the event that the Term is not extended with respect to such Related
Premises, to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.

            6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the twentieth (20th) day of January, 2003, and continuing on the twentieth (20th) day of each April, July, October, and January thereafter during the Term, provided that if the twentieth
(20th) day of such month is not a Business Day, the applicable Basic Rent payment shall be due on the first Business Day following the twentieth (20th) day of such month (each such day being a "Basic Rent Payment Date"). Tenant shall pay Basic Rent for the period from the Commencement Date through January 19, 2003 on the Commencement Date. Each such rental payment shall be made in Federal Funds to Landlord, pursuant to wire transfer instructions delivered to Tenant from time to time or to such other Person, pursuant to wire transfer instructions delivered to Tenant from time to time as Landlord may direct by not less than fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment promptly upon the making thereof).

            7. Additional Rent.

               (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                        (i) except as otherwise specifically provided herein, all reasonable costs and expenses of Tenant and Landlord which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, except for Landlord's general overhead, (B) the performance of any of Tenant's obligations under this Lease, (C) any Condemnation proceedings, (D) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (E) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises (unless caused by the gross negligence or willful misconduct of Landlord or its agents), this Lease, or the sale of the Leased Premises to Landlord provided, however, that in the event of any litigation involving only Landlord and Tenant, Tenant shall be responsible for such costs and expenses only if and to the extent that Tenant is not the prevailing party in such litigation, (F) the exercise or successful enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (G) any amendment to or modification or termination of this Lease made at the request of Tenant, (H) Costs of Landlord's counsel and reasonable out-of-pocket Costs of Landlord incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant to the extent authorized by this Lease (I) the reasonable out-of-pocket Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant's failure to act promptly in an emergency situation, (J) all costs and fees associated with the wire transfers of Rent payments, and (K) any other items specifically required to be paid by Tenant under this Lease;

                        (ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the "Late Charge") equal to five percent (5%) of the amount of such unpaid installment or portion thereof provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days' following the due date thereof;

                        (iii) interest at the rate (the "Default Rate") of four percent (4%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from five (5) days' following its due date unless such overdue installments are paid in full within such five
(5) day period, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue;

                  (b) If Landlord does not provide written notice to Tenant of the sums owing pursuant to Paragraphs 7(a)(ii) and (iii) within ninety (90) days after the date that the applicable Late Charge or default interest becomes due and owing, Tenant shall not be liable for such amounts.

                  (c) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) Business Days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within ten (10) Business Days after Landlord's demand for payment thereof.

                  (d) In no event shall amounts payable under Paragraph 7(a)(ii) and (iii) exceed the maximum amount permitted by applicable Law.

            8. Net Lease: Non-Terminability.


                  (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand (except as herein required) and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                  (b) Except as specifically provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

                  (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien arising out of the act or omission of Tenant, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

                  (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law
(i) to quit, terminate or surrender this Lease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

            9. Payment of Impositions.

                  (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes, transaction privilege, education or other excise taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's possessory interest in the Leased Premises,
(iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale to Landlord of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax or real property transfer or intangibles tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord
(1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor.

                  (b) Following the occurrence of an Event of Default, Tenant shall pay to Landlord such amounts (each an "Escrow Payment") monthly or quarterly, at the option of Landlord (but not more often than monthly), so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due provided, however, that each Escrow Payment shall not be greater than one twelfth (in the case of monthly payments) or one quarter (in the case of quarterly payments) of the annual amount of the annual Escrow Charges as estimated by Landlord. As used herein, "Escrow Charges" shall mean real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall reasonably determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment, taking into account any balance remaining in escrow at the beginning of each Lease Year. The Escrow Payments may not be commingled with other funds of Landlord or other Persons. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as they become due or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) Business Days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord. At the end of the Term any Escrow Payments held by Landlord or Lender which are applicable to any period after the expiration of the Term or the termination of this Lease shall be promptly refunded to Tenant. Notwithstanding anything to the contrary in this Paragraph 9(b), payment of Escrow Charges shall be required only for six
(6) months following the date on which the Event of Default which gave rise to the requirement to make Escrow Payments is cured, provided, however, that if a third Event of Default occurs, Landlord shall have the right to require Tenant to pay and Tenant shall pay such Escrow Charges for the balance of the Term.

            10. Compliance with Laws and Easement Agreements; Environmental Matters.

                  (a) Tenant shall, at its expense, cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation, (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, and (iii) without the prior written consent of Landlord and Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof except with respect to rights of Persons other than Tenant or any subtenant (pursuant to its rights as a subtenant) set forth in the instrument in favor of SF Pacific Properties, Inc. recorded May 24, 1991, Reception No. 9124177, Reel 1697 in the Official Records of Lane County, Oregon with respect to the Oregon Premises and the patent in favor of the United States recorded in Book 34, page 303 of the Official Records of Mohave County, Arizona, with respect to the Arizona Premises. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.

                  (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement

Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement unless (i) Landlord gives its written consent, (ii) such alteration, modification, amendment or termination does not reduce the value of the applicable Related Premises or impair its use, and (iii) Tenant delivers to Landlord and Lender, at Tenant's sole expense, a title endorsements satisfactory to Landlord and Lender with respect thereto. Notwithstanding the foregoing, Landlord's consent shall be deemed given if Landlord fails to object in writing (stating its reasons for objecting) to such amendment or termination within thirty (30) days after Landlord's receipt of written request for consent so long as Tenant's request for consent is conspicuously marked in all capitals on both the outside of the package and within such correspondence with the notation "THIS REQUEST FOR CONSENT SHALL BE DEEMED GRANTED UNLESS RESPONDED TO WITHIN THIRTY (30) DAYS OF RECEIPT".

                  (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises (i) in connection with any sale, financing or refinancing of the Leased Premises,
(ii) within the six month period prior to the expiration of the Term with respect to a Related Premises, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments shall not include any invasive testing (i.e. testing requiring boring, digging, demolition or similar activities) unless Landlord has a reasonable belief that an Environmental Violation exists. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Tenant if an Environmental Violation is disclosed by such Site Assessment. In all other events, the cost of performing and reporting such Site Assessments shall be paid for by Landlord.

                  (d) If Tenant fails to promptly commence to comply with, and thereafter diligently pursue compliance with, any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation provided that, except in the case of an emergency, Landlord shall provide Tenant at least ten (10) days written notice prior to the commencement of any such remediation by Landlord.

                  (e) Tenant shall notify Landlord promptly after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord promptly upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                  (f) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).

            11. Liens; Recording.

                  (a) Subject to Paragraph 14 hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. TO THE EXTENT REQUIRED BY LAW, LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                  (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required by any present or future Law in order to protect the validity and priority of this Lease.

            12. Maintenance and Repair.

                  (a) Tenant shall at all times maintain each Related Premises and the Adjoining Property in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Fixtures, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear and, subject to Paragraph 17, damage by Casualty or Condemnation. Tenant shall take every other action necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                  (b) If any Improvement hereafter constructed shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

            13. Alterations and Improvements.

                  (a) Subject in each case to the requirements of Paragraph 13(b), Tenant shall have the right, without having obtained the prior written consent of Landlord or Lender and provided that no Event of Default then exists,
(i) to make Pre-Approved Alterations and (ii) to install or replace Fixtures or accessions to the Fixtures. If Tenant desires to make any Major Alteration to any Related Premises the prior written approval of Landlord and Lender shall be required. Withholding of such approval shall be deemed reasonable only if the proposed Major Alteration will, in the judgment of Landlord or Lender, as applicable, in each case exercised reasonably and in good faith, fail to meet the requirements of Paragraph 13(b). Any such withholding of approval shall be evidenced by notice to Tenant, given within thirty (30) days after Tenant has submitted to Landlord design drawings prepared by a licensed architect or engineer if a building permit is required, or, if no building permit is required, such other reasonably detailed description of the proposed Major Alteration, which shall be sufficient to permit Landlord and Lender to make the determination required hereby, setting forth the reason(s) for such withholding of approval. Tenant shall promptly furnish Landlord with such other information as Landlord may reasonably request during such thirty (30) day period regarding such proposed Major Alteration. In the absence of such notice by Landlord or Lender, Landlord and Lender's approval of the proposed Major Alteration shall be deemed given so long as Tenant's request for approval is conspicuously marked in all capitals on both the outside of the package and within such correspondence with the notation "THIS REQUEST FOR APPROVAL SHALL BE DEEMED GRANTED UNLESS RESPONDED TO WITHIN THIRTY (30) DAYS OF RECEIPT". Upon not less than thirty (30) days prior notice (which notice shall include design drawings or other description sufficient to permit Landlord and Lender to make the determination required hereby), Tenant shall have the right to make Major Replacements unless, within said thirty (30) day period, Landlord furnishes Tenant with a notice objecting to the Major Replacement, which Landlord notice shall be accompanied by the certification of an independent architect or, if applicable, engineer that the proposed Major Replacement constitutes a material modification of the structure it is replacing (and, therefore, constitutes a Major Alteration) or such Major Replacement, if completed in the manner proposed, will be of such lesser quality or utility as to be below any reasonable standards for comparable buildings in the applicable locale. Tenant shall not construct upon the Land any additional buildings (other than storage sheds or garages not requiring foundations) or install any underground storage tanks without having first obtained the prior written consent of Landlord and Lender which as to underground storage tanks may be withheld by Landlord or Lender in their sole and absolute discretion. Upon the expiration or termination of the Term with respect to a Related Premises, Landlord shall have the right to require Tenant to remove any Alterations except for Pre-Approved Alterations which complied with Paragraph 13(b), Major Replacements, Alterations required by Law and Alterations which Landlord approved in writing, unless such approval was specifically conditioned upon removal of such Alteration.

                  (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) the market value and utility of the applicable Related of Premises shall not be lessened by any such Work, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Fixtures or parts thereto, all replacement Fixtures or parts shall have a value and useful life equal to (A) if the Fixtures are being replaced because they are obsolete or worn out, the value and useful life on the date hereof of the Fixtures being replaced or (B) if the Fixtures are being replaced because of damage or the occurrence of a Casualty, the value and useful life of the Fixtures being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Fixtures were then in the condition required by this Lease), (vi) subject to Paragraph 14, Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, (ix) if any such Alterations are Major Alterations or Major Replacements, Tenant shall provide to Landlord reasonable financial assurances of the availability of funds necessary to complete such Alterations and (x) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

            14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations") and may dispute or contest the same, so long as at the time of such non-compliance no Event of Default with respect to the Related Premises to which the Permitted Violation pertains, exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested,
(ii) the sale, forfeiture or loss of any of the applicable Related Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation,
(iii) any interference with the use or occupancy of any of the applicable Related Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

            15. Indemnification.

                  (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity (except for gross negligence or willful misconduct in connection with any act or omission by the Landlord seeking indemnification), arising from (i) any matter pertaining to the acquisition (except for any acquisition fees or similar payments to W.P. Carey & Co. LLC or any of its affiliates), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or the condition, use, repair or restoration of the Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or of the Adjoining Property, whether or not Landlord has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation first occurring prior to the later of the termination of this Lease with respect to, or Tenant's vacation of, the applicable Related Premises, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

                  (b) Landlord shall pay, protect, indemnify, defend, save and hold harmless Tenant from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs reasonably and actually incurred), causes of action, suits, claims, demands or judgments arising from the gross negligence or intentional misconduct of Landlord.

                  (c) In case any action or proceeding is brought against Tenant or Landlord by reason of any such claim, (i) Landlord or Tenant, as the case may be, may, except in the event of a conflict of interest or a dispute between Tenant and any Landlord or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord or Tenant, as the case may be, may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by the indemnifying party) and (ii) such Landlord or Tenant shall notify Landlord or Tenant, as the case may be, to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Landlord or Tenant, as the case may be, and such Landlord or Tenant, as the case may be, will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant or Landlord, as the case may be. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable and actual cost of such counsel shall be paid by Tenant.

                  (d) The obligations of Tenant and Landlord under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

THE INDEMNITY SET FORTH IN THIS SECTION 15 SHALL NOT BE IMPAIRED OR AFFECTED BY NEGLIGENCE ON THE PART OF LANDLORD OR ANYONE ACTING BEHALF OF LANDLORD.

            16. Insurance.

                  (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                        (i) Insurance against risk of physical loss or damage to the Improvements and Fixtures as provided under "All Risk" coverage, and including customarily excluded perils of hail, windstorm, flood coverage (if the Leased Premises is in a flood zone), earthquake and, to the extent required by Lender, terrorism insurance in amounts not less than the actual replacement cost of the Improvements and Fixtures; provided that, if Tenant's insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a "Difference in Conditions" form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $250,000 per occurrence (except terrorism insurance at any Related Premises, which shall have a deductible of not more than two (2%) of the actual replacement value of the Improvements and Fixtures at the applicable Related Premises). If any of the Improvements constitute a legal non-conforming structure under applicable building, zoning or land use laws, such policies shall also include an ordinance or law coverage endorsement which will contain Coverage A: "Loss Due to Operation of Law" (with a minimum liability limit equal to Replacement Cost with a waiver of any co-insurance provisions or an Agreed Value

Endorsement), Coverage B: "Demolition Cost" and Coverage C: "Increased Cost of Construction" coverages. Notwithstanding the foregoing, terrorism insurance coverage shall not be required if it is not available at commercially reasonable rates (as determined by Landlord and Lender in their sole discretion); provided however, if a rating agency in connection with a securitization of a Loan or in connection with its rating surveillance of the certificates issued pursuant to a securitization of a Loan would not provide or maintain a rating for any portion of such Loan or such certificates which would otherwise be available but for the failure to maintain such terrorism insurance, Tenant will so maintain such terrorism insurance if obtainable from any insurer or any governmental authority with the deductibles set forth above.

                        (ii) Commercial General Liability Insurance and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                        (iii) Worker's compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

                        (iv) Comprehensive Boiler and Machinery Insurance on any of the Fixtures or any other equipment on or in the Leased Premises in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include Off-Premises Service Interruption with limits of $1,500,000 per occurrence for property damage, $1,500,000 per occurrence for time element; $750,000 per occurrence for expediting expense; $275,000 per occurrence for ammonia contamination; and $375,000 per occurrence for hazardous materials clean-up and with a deductible not to exceed $250,000.

                        (v) Business Interruption Insurance at limits to cover 100% of losses and/or expenses incurred over the period of indemnity not less than twelve (12) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of the Landlord under this Lease.

                        (vi) During any period in which substantial Alterations at any Related Premises are being undertaken, Tenant shall cause each contractor to obtain builder's risk insurance covering in the aggregate the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Fixtures, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, workers' compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                        (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require for properties of similar location, size, type, value and use

                  (b) The insurance required by Paragraph 16(a) shall be written by companies which (i) have a Best's rating of A:X or above and a claims paying ability rating of AA or better by S&P or equivalent rating agency approved by Landlord and Lender in their sole discretion and (ii) are approved to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located. Notwithstanding clause "(i)" of the preceding sentence, provided that each of the following insurance carriers meet the requirements of clause "(ii)" of the preceding sentence, then, (A) the insurance required pursuant to Paragraph 16(a)(i) may be on policies written by (1) Continental Casualty Co. so long as it maintains an S&P claims paying ability rating of A- or better, (2) American Guaranty Ins. Co. so long is it maintains an S&P claims paying ability rating of A+ or better, and (3) Liberty Mutual Insurance Co. so long as it maintains an S&P claims paying ability rating of A+ or better, and (B) the insurance required pursuant to Paragraph 16(a)(iv) may be on policies written by Commonwealth Insurance Co. so long as it maintains an S&P claims paying ability rating of BBB or better, provided, however, that in the event that any of the preceding insurance carriers fails to maintain its corresponding rating set forth above, then such insurance carrier shall be replaced with an insurance carrier meeting the requirements set forth in the first sentence of this Paragraph 16(b). The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv), 16(a)(v) and 16(a)(vi) shall name Landlord and Lender as loss payees and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance satisfying the requirements of this Paragraph
16. If the availability of the types and amounts of insurance coverages required under Paragraph 16(a) shall change in the commercial insurance marketplace for properties that are of a similar size, scope, location and usage as any applicable Related Premises, at Tenant's request Landlord shall review such coverages available at the time and, if Landlord deems appropriate (in its sole and absolute discretion), adjust the types and amounts of insurance required.

                  (c) Each insurance policy referred to in clauses (i), (iv),
(v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                  (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance at least fifteen (15) days prior to the expiration date thereof, which certificates shall bear notations evidencing payment of applicable premiums and, if required by Lender, certified policies as soon as available.

                  (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

                  (f) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                  (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

                  (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                  (i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                        (i) Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

                        (ii) Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice in which event the Net Award shall be retained by Landlord.

            17. Casualty and Condemnation.

                  (a) If any Casualty to any of the Related Premises occurs the insurance proceeds for which are reasonably estimated by Tenant to be equal to or in excess of the Threshold Amount, Tenant shall give Landlord and Lender immediate notice thereof. So long as (i) no Event of Default, exists, and (ii) Tenant does not give a Termination Notice to Landlord, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord and Lender, and Landlord and Lender shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty and, in such event, agrees to sign, upon the request of Landlord, all such accurate proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                  (b) Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as (i) no Event of Default, exists and (ii) Tenant does not give a Termination Notice to Landlord, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Fixtures, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the applicable Related Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                  (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the applicable Related Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming such Related Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including the Threshold Amount shall, unless such Casualty or Condemnation resulting in the Net Award is a Termination Event, be paid by Landlord to Tenant and Tenant shall restore the applicable Related Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of the Threshold Amount shall (unless such Casualty or Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the applicable Related Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

            18. Termination Events.

                  (a) If either (i) all of any Related Premises shall be taken by a Taking, or (ii) any substantial portion of any Related Premises shall be taken by a Taking or (iii) all or any substantial portion of any Related Premises shall be damaged or destroyed by a Casualty during the last twelve (12) months of the Term and at the time of such Casualty no Event of Default exists (any one or all of the Related Premises described in the above clauses (i) and (ii) above being hereinafter referred to as the "Affected Premises" and each of the events described in the above clauses (i), (ii) and (iii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii)or (iii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") in the form described in Paragraph 18(b) of the Tenant's election to terminate this Lease as to the Affected Premises. If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Leased Premises in accordance with Paragraphs 17 and 19.

                  (b) A Termination Notice shall contain notice of Tenant's intention to terminate this Lease as to the Affected Premises thirty (30) days after delivery of the

Termination Notice (the "Termination Date") and any amounts prepaid by Tenant and attributable to the Affected Premises for any period after the Termination Date shall be refunded to Tenant.

                  (c) This Lease shall terminate as to the Affected Premises on the Termination Date or, in the case of a Casualty at such later date on which,
(A) Tenant has paid all insurance deductibles associated with the Net Award and
(B) Landlord has received confirmation that the insurance proceeds payable pursuant to Paragraph 16(a)(i) shall be paid to Landlord in full without offset and deduction. If Tenant has not satisfied all Monetary Obligations and all other non-contingent obligations and liabilities under this Lease which have arisen as to the Affected Premises (collectively, "Remaining Obligations") on or prior to the Termination Date, then Landlord may, at its option, extend the Termination Date as to the Affected Premises to a date which is no later than thirty (30) days after the date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to the Affected Premises and (iii) the Net Award shall be retained by Landlord and (iv) any amounts prepaid by Tenant and attributed to the Affected Premises for any period after the Termination Date shall be refunded to Tenant.

                  (d) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the Remaining Premises.

            19. Restoration.

                  (a) If any Net Award is in excess of the Threshold Amount, Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                        (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget, which budget may include a redevelopment fee payable to Tenant or its designee, for the restoration shall have been approved by Landlord, (B) Landlord and Lender shall be provided with mechanics' lien insurance (if available) and performance and payment bonds in customary form and amounts issued by a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) if the Related Premises being restored is the Pennsylvania Premises, appropriate waivers of mechanics' and materialmen's liens shall have been filed;

                        (ii) at the time of any disbursement, no Event of Default, shall exist and no mechanics' or materialmen's liens (other than those being contested in compliance with Paragraph 14) shall have been filed against the applicable Related Premises and remain undischarged;

                        (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens,
(C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other reasonable evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                        (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that, to the best knowledge of such person, the work has been fully completed and complies with the applicable requirements of this Lease;

                        (v) Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

                        (vi) the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                        (vii) such other reasonable and customary conditions as Landlord or Lender may impose.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

            20. Intentionally Omitted.

            21. Assignment and Subletting: Prohibition against Leasehold Financing.

                  (a) (i) Except as specifically provided in this Paragraph 21 and subject to the terms hereof, Tenant shall not assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise. Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") (A) to assign this Lease either in its entirety ("Complete Assignment") or (B) from time to time to cause Landlord to bifurcate this Lease into two leases ("Lease Bifurcation"), one lease for one or more Related Premises (the "Bifurcated Premises") to be leased to a Preapproved Assignee (as hereinafter defined) upon the terms and conditions set forth in this Lease (but shall specifically provide that it is not cross-defaulted this Lease), and one lease for each remaining Related Premises which will continue to be subject to this Lease, as amended (each, a "Bifurcated Lease"), provided that (1) the Basic Rent under each such Bifurcated Lease shall be allocated among each of the Related Premises as provided in Exhibit "F", (2) Tenant assigns its interest in this Lease with respect to the Bifurcated Premises (each such Lease Bifurcation, a "Partial Assignment") in accordance with the terms and conditions of this Paragraph 21, and (3) any such Complete Assignment or each Partial Assignment is to a Person (a "Preapproved Assignee") which meets the following applicable criteria: (x) in the case of a Complete Assignment which, as a matter of Law, results from a merger, the successor Tenant shall have, after giving effect to such merger, a net worth at least equal to Tenant's net worth immediately prior to such merger, (y) in the case of the sale of all or substantially all of the assets of Tenant, (i) the sale shall result in a Complete Assignment, and (ii) immediately after giving effect to such purchase, the assignee shall have a net worth at least equal to Tenant's net worth immediately prior to such purchase, and (z) in all other cases, immediately following such assignment the assignee will have an Investment Grade Rating. All determinations of net worth in this Paragraph 21(a)(i) shall be made in accordance with GAAP.

                        (ii) If Tenant desires to assign this Lease, whether by operation of law, through a Complete Assignment or a Partial Assignment, or otherwise, to a Person (a "Non-Preapproved Assignee") who would not be a Preapproved Assignee (a "Non-Preapproved Assignment") then Tenant shall, not less than ninety (90) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Tenant from Landlord and Lender by the expiration of such thirty (30) day period such Non-Preapproved Assignee shall be deemed disapproved.

                        (iii) If Tenant assigns its rights and interest under this Lease except as expressly set forth below, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including the obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. With respect to each assignment, the assignee shall not be required to assume the obligations of Tenant which may have arisen on or prior to the date of such assignment with respect to the Leased Premises or the Bifurcated Premises, as applicable, if Tenant provides Landlord evidence satisfactory to Landlord in its reasonable discretion that (1) the Leased Premises or the Bifurcated Premises, as applicable, is in the physical condition required by this Lease as evidenced by report issued by an independent thirty party engineering firm reasonably acceptable to Landlord, (2) no Environmental Violation exists as evidenced by a report issued by an environmental consulting firm reasonably acceptable to Landlord, and (3) all applicable Impositions have been properly adjusted between Tenant and the assignee as of the assignment date. Upon a Complete Assignment to a Preapproved Assignee which has an Investment Grade Rating in accordance with the terms and conditions of this Paragraph 21, Tenant shall be relieved of all of its obligations under this Lease arising after such Complete Assignment. Upon a Complete Assignment where the assignee is a Preapproved Assignee solely on the basis of clause "(y)" of Paragraph 21(a)(i), Tenant shall be relieved of all of its obligations under this Lease, whether arising before or after such Complete Assignment, provided that such Preapproved Assignee assumes all of Tenant's obligations under the Lease, actual or contingent, including the obligations of Tenant which may have arisen on or prior to the date of such Complete Assignment, by a written instrument delivered to Landlord at the time of such assignment. Upon a Partial Assignment of this Lease to a Preapproved Assignee which has an Investment Grade Rating in accordance with the terms and conditions of this Paragraph 21, Tenant shall be relieved of all of its obligations under this Lease with respect to the Bifurcated Premises arising after such assignment. No assignment shall impose any additional obligations on Landlord under this Lease, and, except as expressly set forth above, no assignment shall affect or reduce any of the obligations of Tenant (including but not limited to Tenant's liability with respect to Surviving Obligations), which shall remain in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment had been made.

                  (b) (i) Tenant shall not have the right to sublet all or any portion of any Related Premises without having obtained the approval of Landlord which consent shall not be unreasonably withheld or delayed. Landlord agrees that it shall not have the right to withhold or delay its consent to any proposed subletting so long as Tenant agrees in writing at the time consent to such subletting is requested to assign to Landlord the subrents collected thereunder in accordance with the terms and provisions of Paragraph 21(e) (a "Preapproved Sublet").

                        (ii) With respect to any sublease of an entire Related Premises for a term of at least five (5) years or, if less, the balance of the Term minus one day which sublease requires the subtenant to pay Rent at least equal to Basic Rent and Additional Rent allocable to such Related Premises and comply with all other terms and conditions of this Lease to the extent applicable to the Related Premises (such sublease being referred to as a "Protected Sublease") and such subtenant either (A) meets the criteria of a Preapproved Assignee pursuant to Paragraph 21(a)(i) or (B) has been approved by Landlord and Lender in accordance with the procedure set forth in clause (ii) of Paragraph 21(a), (each such subtenant, a "Protected Subtenant"), so that if this Lease is terminated by reason of the occurrence of an Event of Default, Landlord will recognize such Protected Sublease as a direct lease of the Related Premises. Such recognition and agreement by Landlord to treat such sublease as a Protected Sublease, shall not be effective unless such Protected Subtenant executes and delivers to Landlord a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit "E" (modified as appropriate to govern the Landlord and such subtenant as the parties and the sublease as the protected leasehold). With respect to a proposed Protected Subtenant pursuant to clause "(B)" above, Landlord shall provide its approval or disapproval in writing within thirty (30) days of Tenant's written request and submission of all required information and any disapproval by Landlord shall state the reasons for such disapproval.

                        (iii) Each sublease of any of the Related Premises shall
(A) subject to the provisions of Paragraphs 21(b) and 32, be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises;
(B) not extend beyond the then current Term minus one day; (C) subject to the provisions of Paragraphs 21(b) and 32, terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No sublease shall affect or reduce any of the obligations of Tenant hereunder or, except as provided in Paragraph 21(b)(ii), impose any additional obligations on Landlord under this Lease.

                  (c) Concurrently with Tenant's execution of any assignment or sublease, Tenant shall provide to Landlord a completed certification substantially in the form attached hereto as Exhibit "G", executed by the proposed assignee/sublessee and, in connection with a Preapproved Assignment or Protected Sublease, such other information reasonably required by Landlord to establish that any proposed Preapproved Assignment or Protected Sublease satisfies the criteria set forth above.

                  (d) Tenant shall, within ten (10) Business Days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                  (e) The provisions of this Paragraph 21(e) shall be applicable in the event of a request by Tenant for consent to a Preapproved Sublet pursuant to Paragraph 21(b) or with respect to any Protected Sublease. Tenant shall grant, convey and assign to Landlord all right, title and interest of Tenant in and to such sublease any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom which assignment shall not be subject to any assignment from Tenant to any other Person. Landlord shall grant to Tenant a license to collect and enjoy all rents and other sums of money payable under such sublease, provided, however, that during the continuance of an Event of Default, Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to apply the same to Rent next due and owing. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any Protected Subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof.

                  (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Related Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

                  (g) Landlord may sell or transfer its interest in the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"), provided, however, Landlord shall not, without Tenant's prior written consent which consent shall not be unreasonably withheld, delayed or conditioned, sell the Leased Premises or assign its interest in this Lease to
(i) to a Competitor of Tenant or (ii) a Person with which Tenant would be required to consolidate its financial statements under GAAP. In the event of any such transfer not in violation of this Paragraph 21(g), Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

            22. Events of Default.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease.

                        (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

                        (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                        (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect in any material adverse respect and the circumstances giving rise to such misrepresentation or breach of warranty are continuing and would reasonably be anticipated to have a material adverse effect upon Tenant's ability to perform its obligations under this Lease or upon any Related Premises, in each case with Landlord applying commercially reasonable standards;

                        (iv) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) make a general assignment for the benefit of creditors;

                        (v) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

                        (vi) any Related Premises (A) shall have been vacated other than (1) due to a Casualty to or Condemnation of such Related Premises so long as Tenant is diligently negotiating an insurance settlement or endeavoring to restore the Related Premises or (2) as a result of Tenant having decided to cease its business operations at such location so long as Tenant is diligently seeking an assignment or sublet (which diligence shall be deemed evidenced by a listing of such Related Premises with a real estate broker or agent at market terms), or (B) shall have been abandoned;

                        (vii) Tenant shall voluntarily liquidate or dissolve or shall begin proceedings towards its liquidation or dissolution except by filing bankruptcy proceedings;

                        (viii) the estate or interest of Tenant in any of the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                        (ix) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under any document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                        (x) a failure by Tenant to maintain in effect any material license or permit necessary for the use, occupancy or operation of any of the Related Premises, in each case with Landlord applying commercially reasonable standards;

                        (xi) Tenant shall in a single transaction or series of related transactions sell, convey, transfer or lease all or substantially all of its assets unless concurrently with such sale the interest of Tenant in this Lease is assigned to the purchaser, lessee or transferee of such assets who complies with the requirements of Paragraph 21 of this Lease and who shall assume in writing all of the obligations of Tenant hereunder;

                        (xii) Tenant shall fail to deliver the Estoppel Certificate described in Paragraph 25 within the time period specified therein provided that such request for an Estoppel Certificate clearly states that the failure to provide said Estoppel Certificate will be an Event of Default under this Lease if not delivered within said time period;

                        (xiii) Tenant shall fail to execute and deliver the subordination, non-disturbance and attornment agreement in accordance with the requirements of Paragraph 32 within fifteen (15) Business Days of written request by Landlord provided that such request clearly states that the failure to execute and deliver such agreement will be an Event of Default under this Lease if not delivered within said time period;

                        (xiv) An Event of Default (as that term is defined in each of the Affiliate Leases) under either of the Affiliate Leases shall occur; or

                        (xv) Tenant shall fail to comply with the terms of Paragraph 2(c)(i) of Exhibit "H".

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii),
(viii), (ix), (x), (xi), (xii), (xiii), (xiv) or (xv) of Paragraph 22(a); (B) a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) Business Days from the date on which notice is given, but if the default consists of the failure to pay Basic Rent, Landlord shall not be obligated to give notice of such default in more than one (1) time within any Lease Year. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given provided Tenant has commenced to cure such default with such thirty
(30) day period and thereafter diligently and expeditiously proceeds to cure the same or, if the default cannot be cured within such thirty (30) day period and Tenant, in the reasonable opinion of Landlord and Lender, thereafter diligently and expeditiously proceeds to cure same (and delay in the exercise of a remedy would not, in Landlord's reasonable judgment, cause any material adverse harm to Landlord or any of the Leased Premises) the cure period shall be extended for so long as it shall require Tenant in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of one hundred and five (105) days unless (x) Landlord determines in its reasonable discretion that Tenant is diligently and expeditiously curing the applicable default and (y) the applicable default does not relate to an Environmental Violation (except for an Environmental Violation that cannot be cured within such one hundred and five (105) day period due solely to the failure of a governmental agency to approve a remediation plan or provide any permit required for Tenant to remediate in which case the one hundred and five
(105) day period shall be extended, so long as Tenant is diligently and expeditiously curing the applicable default, by the number of days elapsed between the date Tenant submits a remediation plan or applies for a permit to the appropriate governmental authority and the date such plan is approved or permit is issued by the appropriate governmental authority, but in no event shall such extension exceed one year from the date notice was originally given by Landlord to Tenant of such default).

            23. Remedies and Damages Upon Default.

                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without further demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                        (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with or without legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure (including but not limited to the procedure set forth in ORS 105.105-168 with respect to the Oregon Premises).

                        (ii) Landlord may repossess the Leased Premises without terminating the Lease after obtaining an appropriate order from a court of competent jurisdiction, and thereafter peacefully enter the Leased Premises and changing locks or by other summary judicial proceedings.

                        (iii) Upon or at any time after taking possession of any of the Leased Premises pursuant to Paragraph 23(a)(i) or 23(a)(ii), Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) and 23(b)(ii).

                        (iv) After repossession of any of the Leased Premises pursuant to clause (i) or (ii) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii). Landlord shall consider any tenants or subtenants reasonably proposed by Tenant and prepared to lease or sublet the Leased Premises or any Related Premises on reasonable terms so as to mitigate Tenant's damages, but Landlord shall be under no obligation to accept such proposed tenants or subtenants.

                        (v) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, and (B) Tenant shall have no option to extend or renew the Term.

                  (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i), (ii) and (iii):

                        (i) If Landlord exercises its remedy under Paragraphs 23(a)(i) or (ii) but not its remedy under Paragraph 23(a)(iv) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent allocated for each Related Premises based on Exhibit "F" from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of each Related Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                        (ii) If Landlord exercises its remedy or remedies under Paragraphs 23(a)(i), (ii), (iii) or (iv), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(iv), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                  (c) Intentionally Omitted.

                  (d) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity; provided, however, with respect to a Limited Remedy Default, the aggregate amount Tenant shall be required to pay to Landlord (pursuant to paragraph 23(a)(v) or otherwise) from and after the date of the occurrence of such Limited Remedy Default (the "Occurrence Date") with respect to Basic Rent, Additional Rent and indemnification obligations under Paragraph 15(a) shall be limited to the sum of (i) the present value as of the Occurrence Date, discounted at the annual rate of eleven and 15/100 percent (11.15%), of all Basic Rent reserved hereunder for the unexpired portion after the Occurrence
Date) of the Term devised herein as if this Lease had not expired or been terminated, (ii) any amounts of Additional Rent which are due and payable or have accrued under this Lease through the Occurrence Date, and (iii) any amounts of Additional Rent which are due and payable or have accrued under this Lease after the Occurrence Date while the Tenant remains in possession of the Leased Premises or the applicable Related Premises, as applicable, after any Limited Remedy Default that relates to Impositions, insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other routine and customary costs and expenses of operating and maintaining the Leased Premises or the applicable Related Premises, as applicable. Notwithstanding the foregoing, if Tenant remains in possession of the Leased Premises or the applicable Related Premises, as applicable, and assumes, ratifies or affirms this Lease during any pending bankruptcy or other event described in 22(a)(iv) or (v), then Tenant shall be obligated to pay all Basic Rent and Additional Rent which become due and payable under this Lease without limitation by this paragraph 23(d). Nothing contained in this paragraph 23(d) shall limit any amounts payable by Tenant with respect to Basic Rent or Additional Rent if any Event of Default that is not a Limited Remedy Default has occurred.

                  (e) Except as specifically provided in Paragraphs 23(a)(iv), Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (f) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (g) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY.

                  (h) Intentionally Omitted.

                  (i) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose

                  (j) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                  (k) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                  (l) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

            24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices sent to Tenant shall be to the attention of Chief Financial Officer. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. A copy of any notice by Landlord to Tenant shall simultaneously be given by Landlord to Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Suite 3700, Chicago, Illinois 60603. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

            25. Estoppel Certificate. At any time upon not less than fifteen
(15) Business Days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), on not more than three (3) occasions during any Lease Year, the Responding Party shall deliver to the Requesting Party a statement in writing (the "Estoppel Certificate"), executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, and (d) such other matters as the Requesting Party may reasonably request. Any such statements by the Responding Party may be relied upon for estoppel purposes only by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Estoppel Certificate is an intended recipient or beneficiary of the Estoppel Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any Estoppel Certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such Estoppel Certificate, and shall briefly state the nature of such examination or investigation.

            26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises or Affected Premises, is applicable, to Landlord in the same condition in which the Leased Premises or Affected Premises, if applicable, was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, if applicable, all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may, after five (5) Business Days' prior notice to Tenant, thereafter cause such property to be removed from the Leased Premises or Affected Premises, if applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

            27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

            28. Books and Records.

                  (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally, and with respect to the Leased Premises, which records and books with respect to the finances and business of Tenant shall be kept in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of at the inspecting party's expense) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times during normal business hours as may be requested by Landlord and at Landlord's expense, provided, however, that Landlord and Lender shall be limited to one personal visit per Lease Year to discuss the finances and business of Tenant with the officers of Tenant. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

                  (b) Tenant shall deliver to Landlord and to Lender within one hundred twenty (120) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within sixty
(60) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants (A) stating that such financial statements present fairly the financial position for the periods indicated, in conformity with GAAP applied on a consistent basis with prior years and (B) which shall not be qualified or limited because of a restricted or limited examination by the accountants of any material portion of Tenant's records and (ii) by a certificate of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that such officer knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto.

            29. Intentionally Omitted.

            30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against Landlord's interest in the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W. P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

            31. Financing.

                  (a) Tenant agrees to pay all costs and expenses incurred by Landlord in connection with Landlord's purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, structural reports, title insurance, surveys, legal fees and expenses, and Lender's points and commitment fee. Tenant shall not be responsible for any acquisition or similar fee payable to W.P. Carey & Co. LLC or its affiliates or any costs or expenses incurred by Landlord in connection with any financing of the Leased Premises subsequent to the initial financing.

                  (b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender.

            32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant's interest hereunder shall be superior to any Mortgage, other security instrument or lien hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, or any ground lease entered into by Landlord and all renewals, replacements and extensions thereof, provided that Tenant hereby agrees to subordinate this Lease to any Mortgage, ground lease or other security instrument so long as such mortgagee, holder of a security interest or ground lessor enters into an agreement with Tenant in substantially in the form of Exhibit "E", subject to any modifications reasonably required by any Lender or ground lessor, with respect to each Related Premises which do not materially affect Tenant's rights hereunder.

            33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Fixtures and Tenant as the lessee of such Leased Premises and Fixtures including: (i) treating

Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Fixtures, (ii) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (iii) Landlord reporting the Rent payments as rental income.

            34. Miscellaneous.

                  (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                  (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Fixtures" shall mean "the Fixtures or any part thereof or interest therein";
(ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof"; and (x) "best of knowledge of Tenant" (or words of similar effect) shall mean to the actual knowledge of Tenant's then-current Chief Financial Officer, Treasurer, General Counsel, Associate General Counsel for Real Estate or, as to matters pertaining to any Related Premises, the Distribution Center Manager for such Related Premises.

                  (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord, Lender or any person or entity designated by Landlord. Except as otherwise specifically permitted herein to the contrary, Landlord and Lender shall not unreasonably withhold, condition or delay their respective consent or approval whenever such consent or approval is required under this Lease, except as otherwise provided herein. Time is of the essence with respect to the performance by Tenant and Landlord of their respective obligations under this Lease.

                  (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                  (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease.

Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                  (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                  (g) If the date for performance of any obligation of Landlord or Tenant under this Lease is not a Business Day, the date for performance of such obligation shall be the first Business Day following the date for performance of such obligation.

                  (h) The covenants of this Lease shall run with the land and bind Tenant, Landlord, and their respective its successors and permitted assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, Tenant, and their respective successors and permitted assigns.

                  (i) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises for a period of ten (10) years.

                  (j) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (k) All exhibits attached hereto are incorporated herein as if fully set forth.

                  (l) Each of Landlord and Tenant hereby agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed therein and all applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate, enforcement of Landlord's rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding any Related Premises pursuant to Paragraph 23 hereof shall be governed by and construed according to the Laws of the State in which the applicable Related Premises is located, it being understood that, to the fullest extent permitted by law of such State, the law of the State of New York shall govern the validity and the enforceability of the Lease, and the obligations arising hereunder. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of New York, State of New York, and Tenant waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and Tenant hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Landlord from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which Tenant is located or where service of process can be effectuated.

                  (m) Landlord covenants and agrees to comply with all requirements of GAAP in effect as of the Commencement Date to the extent necessary to prevent Tenant from being required to be consolidated with Landlord for GAAP financial reporting purposes and to consider any proposed modification to this Lease (which Landlord may approve or disapprove in its sole and absolute discretion) and which is necessary to preserve such status and the treatment of the Lease as an operating lease under GAAP. From time to time, Landlord will furnish Tenant with such information regarding Landlord as Tenant may reasonably request to permit Tenant and Tenant's accountants to determine the treatment of the Lease for financial reporting purposes.

                  (n) This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Lease.

      IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                         LANDLORD:

                                         BOLT (DE) LIMITED PARTNERSHIP,
                                         a Delaware limited partnership,

                                                 By:  BOLT (DE) QRS 15-26, INC.,
                                                 its general partner


                                                 By:
                                                    -----------------------
                                                 Title:  First Vice President

ATTEST:                                  TENANT:

                                         TRUSERV CORPORATION,
                                         a Delaware corporation

By:                                      By:
     ------------------                       ------------------------------
Title:                                   Title:
        ---------------                         ----------------------------


[Corporate Seal]